Exhibit 99.1

Dorman Products, Inc. Reports First Quarter 2023 Results
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $466.7 million, up 16%
•Diluted earnings per share (“EPS”) of $0.18, compared to $1.11
•Adjusted diluted EPS* of $0.56, compared to $1.29
•The Company confirms its previous full-year 2023 guidance of net sales of $1.95 billion to $2.00 billion, diluted EPS of $4.35 to $4.55, and adjusted diluted EPS* of $5.15 to $5.35

COLMAR, PA (May 2, 2023) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the first quarter ended April 1, 2023.

First Quarter Financial Results
The Company reported first quarter 2023 net sales of $466.7 million, up 16% compared to net sales of $401.6 million in the first quarter of 2022. The sales results reflect the addition of SuperATV, successful new product launches and price increases to offset inflationary costs. Net sales growth excluding acquisitions was approximately 3.5% compared to the first quarter of 2022 and 23% to the first quarter of 2021.

Gross profit was $144.5 million in the first quarter of 2023, or 31.0% of net sales, compared to $133.2 million, or 33.2% of net sales, for the same quarter last year. Adjusted gross margin* was 32.4% in the first quarter of 2023 compared to 34.1% in the same quarter last year. The decline in gross margin as a percentage of net sales is primarily due to the sell-through of high-cost inventory purchased in 2022 that was impacted by inflationary costs, partially offset by the favorable impacts of pricing actions and the addition of SuperATV, which has a higher gross margin percentage than the Company average.

Selling, general and administrative (“SG&A”) expenses were $126.4 million, or 27.1% of net sales, in the first quarter of 2023 compared to $86.5 million, or 21.5% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $117.4 million, or 25.2% of net sales, in the first quarter of 2023 compared to $83.2 million, or 20.7% of net sales, in the same quarter last year. The increase in SG&A expenses as a percentage of net sales was due primarily to the impact of higher interest rates on our customer accounts receivable factoring programs and the addition of SuperATV, which has higher SG&A expenses as a percentage of net sales than the Company average. In addition, the Company recorded two charges in the quarter related to a customer bankruptcy filing and the settlement of a commercial dispute.

Net interest expense was $12.0 million for the first quarter of 2023 compared to $1.2 million for the same quarter last year. The increase of $10.8 million primarily reflects the addition of the term loan used to complete the acquisition of SuperATV and significantly higher interest rates compared to the prior year.

Income tax expense was $0.8 million, or 12.8% of income before income taxes, compared to $10.4 million, or 22.7% of income before income taxes, in the same quarter last year. The decrease in the effective tax rate was due to favorable discrete items in the quarter, partially offset by an increase in state tax expense and the effect of foreign operations.

Net income for the first quarter of 2023 was $5.7 million, or $0.18 per diluted share, compared to $35.2 million, or $1.11 per diluted share, in the prior year quarter. Adjusted net income* in the first quarter of 2023 was $17.6 million, or $0.56 per diluted share, compared to $40.7 million, or $1.29 per diluted share, in the prior year quarter.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “I am pleased to report that 2023 got off to a solid start made possible by the dedication and hard work of our Contributors. We delivered net sales in line with our expectations although the quarter started slowly due to certain customers normalizing their inventory levels early in the quarter, which we saw through customer point-of-sale (POS) performance outpacing our net sales. However, as the quarter progressed, our net sales increased and realigned with customer POS, which we expect to continue throughout 2023. Earnings per share for the quarter were aligned with our expectations, excluding the impact of two SG&A expense items totaling approximately $4 million.

“As expected, inventory played an important role in our results this quarter. Margins continued to be depressed as we sold through a large portion of our high-cost inventory over the last two quarters that was sourced during peak inflationary times. However, we believe the high-water mark is behind us as our inventory balance dropped substantially in the quarter. Starting in the second quarter, we expect to see lower cost inventory selling through, which will drive sequential margin expansion and solid free cash flow throughout the remainder of 2023. In addition, we were able to reduce our debt in the quarter by $27 million. The positive trends we are seeing around inventory, coupled with favorable industry dynamics and new product execution that we expect to drive demand, give us the confidence to confirm our full-year guidance.

“Operationally, we executed well against our strategic priorities. The integration of SuperATV is on schedule and their first quarter results were in line with our expectations. We made meaningful progress against our initiatives to roll out state-of-the-art automation technology across our warehouses as well as diversifying our supply chain geographically. Finally, we continue to focus on new product innovation. During the quarter we launched numerous products including two new Dorman® OE FIXTM control arms for certain EVs, a 4WD front differential housing, and a new air suspension upfit kit for millions of trucks and SUVs. We continue to deliver products that not only drive sales and profits for our customers, but also provide the solutions that professional technicians and do-it-yourselfers want.”

2023 Guidance
The Company confirms its full-year 2023 guidance, detailed in the table below, which includes the impact of the SuperATV acquisition but excludes any potential impacts from future acquisitions, additional supply chain disruptions, significant interest rate increases, or share repurchases.

2023 Fiscal Year
Net Sales	$1.95B - $2.00B
Growth vs. 2022	12.5% - 15.4%
Diluted EPS	$4.35 - $4.55
Growth vs. 2022	13.0% - 18.2%
Adjusted Diluted EPS*	$5.15 - $5.35
Growth vs. 2022	8.2% - 12.4%
Tax Rate Estimate	24%

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “plan,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; widespread public health pandemics, such as COVID-19; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks.. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”), for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Michael P. Dickerson
Vice President, Investor Relations and Risk Management
mdickerson@dormanproducts.com
(517) 667-4003

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	4/1/23	Pct.*	3/26/22	Pct. *
Net sales	$466,738	100.0	$401,579	100.0
Cost of goods sold	322,261	69.0	268,339	66.8
Gross profit	144,477	31.0	133,240	33.2
Selling, general and administrative expenses	126,363	27.1	86,528	21.5
Income from operations	18,114	3.9	46,712	11.6
Interest expense, net	11,953	2.6	1,231	0.3
Other income, net	(357)	(0.1)	(84)	0.0
Income before income taxes	6,518	1.4	45,565	11.3
Provision for income taxes	835	0.2	10,358	2.6
Net income	$5,683	1.2	$35,207	8.8

Diluted earnings per share	$0.18		$1.11

Weighted average diluted shares outstanding	31,537		31,601
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	4/1/23	12/31/22
Assets
Current assets:
Cash and cash equivalents	$33,307	$46,034
Accounts receivable, less allowance for doubtful accounts of $1,398 and $1,363	429,308	427,385
Inventories	686,949	755,901
Prepaids and other current assets	40,173	39,800
Total current assets	1,189,737	1,269,120
Property, plant and equipment, net	151,541	148,477
Operating lease right-of-use assets	108,549	109,977
Goodwill	443,336	443,035
Intangible assets, net	316,999	322,409
Other assets	50,497	48,768
Total assets	$2,260,659	$2,341,786
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$145,686	$179,819
Accrued compensation	14,606	19,490
Accrued customer rebates and returns	170,432	192,116
Revolving credit facility	215,460	239,363
Current portion of long-term debt	12,500	12,500
Other accrued liabilities	48,239	35,007
Total current liabilities	606,923	678,295
Long-term debt	479,439	482,464
Long-term operating lease liabilities	96,571	98,221
Other long-term liabilities	16,749	28,349
Deferred tax liabilities, net	11,833	11,826
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,469,310 and 31,430,632 shares issued and outstanding in 2023 and 2022, respectively	315	314
Additional paid-in capital	90,416	88,750
Retained earnings	961,597	956,870
Accumulated other comprehensive loss	(3,184)	(3,303)
Total shareholders’ equity	1,049,144	1,042,631
Total liabilities and shareholders' equity	$2,260,659	$2,341,786
Selected Cash Flow Information (unaudited):

	Three Months Ended
(in thousands)	4/1/23	3/26/22
Cash provided by operating activities	$26,210	$23,214
Depreciation, amortization and accretion	$13,540	$9,743
Capital expenditures	$10,537	$7,247

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended
(unaudited)	4/1/23	*	3/26/22	*
Net income (GAAP)	$5,683		$35,207
Pretax acquisition-related intangible assets amortization [1]	5,433		2,998
Pretax acquisition-related transaction and other costs [2]	8,549		4,151
Executive transition services expense [3]	1,779		—
Tax adjustment (related to above items) [4]	(3,878)		(1,645)
Adjusted net income (Non-GAAP)	$17,566		$40,711

Diluted earnings per share (GAAP)	$0.18		$1.11
Pretax acquisition-related intangible assets amortization [1]	0.17		0.09
Pretax acquisition-related transaction and other costs [2]	0.27		0.13
Executive transition services expense [3]	0.06		—
Tax adjustment (related to above items) [4]	(0.12)		(0.05)
Adjusted diluted earnings per share (Non-GAAP)	$0.56		$1.29

Weighted average diluted shares outstanding	31,537		31,601
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	4/1/23	Pct.**	3/26/22	Pct.**
Gross profit (GAAP)	$144,477	31.0	$133,240	33.2
Pretax acquisition-related transaction and other costs [2]	6,829	1.5	3,856	1.0
Adjusted gross profit (Non-GAAP)	$151,306	32.4	$137,096	34.1

Net sales	$466,738		$401,579
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	4/1/23	Pct.**	3/26/22	Pct.**
SG&A expenses (GAAP)	$126,363	27.1	$86,528	21.5
Pretax acquisition-related intangible assets amortization [1]	(5,433)	(1.2)	(2,998)	(0.7)
Pretax acquisition-related transaction and other costs [2]	(1,719)	(0.4)	(295)	(0.1)
Executive transition services expense [3]	(1,779)	(0.4)	—	—
Adjusted SG&A expenses (Non-GAAP)	$117,432	25.2	$83,235	20.7

Net sales	$466,738		$401,579
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.4 million pretax (or $4.1 million after tax) during the three months ended April 1, 2023. Such costs were $3.0 million pretax (or $2.3 million after tax) during the three months ended March 26, 2022.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three months ended April 1, 2023, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $6.8 million pretax (or $5.1 million after tax). During the three months ended April 1, 2023, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, adjustments to contingent consideration obligations and facility consolidation and start-up expenses of $1.7 million pretax (or $1.3 million after tax).
During the three months ended March 26, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $3.9 million pretax (or $3.0 million after tax). During the three months ended March 26, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $0.3 million pretax (or $0.3 million after tax).
[3] – Executive transition service expenses represents an accrual for costs required to be paid under an agreement in connection with the planned transition of our Executive Chairman to Non-Executive Chairman. The expense was $1.8 million (or $1.3 million after tax) during the three months ended April 1, 2023.
[4] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(3.9) million during the three months ended April 1, 2023, and $(1.6) million during the three months ended March 26, 2022. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
2023 Guidance:

The Company provided the following guidance ranges related to their fiscal 2023 outlook:

	Year Ending 12/31/2023
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.35	$4.55
Pretax acquisition-related intangible assets amortization	0.69	0.69
Pretax acquisition transaction and other costs	0.38	0.38
Tax adjustment (related to above items)	(0.27)	(0.27)
Adjusted diluted earnings per share (Non-GAAP)	$5.15	$5.35

Weighted average diluted shares outstanding	31,500	31,500
*Data may not add due to rounding.